Exhibit 5.1

[PERKINS COIE LLP LETTERHEAD]

September 16, 2009

Coinstar, Inc.

1800 114th Avenue S.E.

Bellevue, WA 98004

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Coinstar, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of the Registration Statement on Form S-3 (Registration No. 333-161523) (the “Registration Statement”), including the prospectus constituting a part thereof, dated August 24, 2009 (the “Base Prospectus”), the preliminary supplement to the prospectus, dated September 9, 2009 (the “Preliminary Prospectus Supplement”), and the supplement to the prospectus, dated September 10, 2009 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance and sale by the Company of $200,000,000 (including $25,000,000 relating to the exercised over-allotment option) aggregate principal amount of the Company’s 4.00% Convertible Senior Notes due September 1, 2014 (the “Notes”) and the shares of the Company’s common stock, par value $.001 per share) (the “Shares” and together with the Notes, the “Securities”), issuable upon the conversion of the Notes.

The Notes are to be issued under an indenture, dated as of September 16, 2009 (the “Base Indenture”), between the Company and Wells Fargo Bank, National Association, as trustee (the “Note Trustee”), as amended and supplemented by the First Supplemental Indenture thereto, dated as of September 16, 2009 (the “Supplemental Indenture”), by and among the Company and the Note Trustee (the Base Indenture, as so amended and supplemented by the Supplemental Indenture, the “Indenture”).

In our capacity as counsel to the Company with regard to issuance of the Securities, we have examined: (a) the Registration Statement, including the Prospectus; (b) the Indenture; (c) the Underwriting Agreement dated September 10, 2009 by and among the Company and the underwriters named therein (the “Underwriting Agreement”); (d) the Company’s Amended and Restated Articles of Incorporation; (e) the Company’s Amended and Restated Bylaws; (f) the forms of the Securities; (g) such of the corporate actions taken with respect to the issuance and sale of the Securities as have occurred as of the date hereof; and (h) such other instruments, documents and records relating to the Company, certificates of public officials and other materials that we deemed necessary or appropriate in giving this opinion (all such documents examined collectively referred to as the “Documents”).

In such examination, we have assumed the following: (a) the authenticity of original Documents and the genuineness of all signatures, (b) the conformity to the originals of all Documents submitted to us as copies, (c) with respect to each party to the Documents other than the Company, the requisite power and due authorization, corporate or otherwise, of such party to enter into the Documents and to perform all obligations thereunder, (d) with respect to each party to the Documents other than the Company, the validity and binding effect of the Documents and enforceability of the Documents, in accordance with their terms, against such party, and (e) the truth, accuracy and completeness of the information, representations and warranties contained in the Documents.

For purposes of the opinion expressed below, we also assume that: (a) the Trustee shall have been qualified under the Trust Indenture Act of 1939, as amended; (b) prior to the date of issuance of the Securities, there will not have occurred any change in law affecting the validity or enforceability of the Securities; and (c) that at the time of the issuance and sale of the Securities, that the board of directors of the Company (or any person or committee acting pursuant to authority properly delegated to such person or committee by the board of directors of the Company) shall not have taken any action to rescind or otherwise reduce their prior authorization of the issuance and sale of the Securities.

Coinstar, Inc.

September 16, 2009

Based upon and subject to the foregoing, we are of the opinion that (i) the Notes have been duly authorized by the Company for offer, sale, issuance and delivery, and upon due execution by the Company and, when issued and authenticated in the manner provided for in the Indenture and delivered against payment of the consideration therefore in accordance with the Indenture and the Underwriting Agreement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms; and (ii) the Shares, upon valid issuance of the Notes and issuance pursuant to due conversion of the Notes, in accordance with the terms and conditions of the Notes and the Indenture, will be validly issued, fully paid and nonassessable.

The opinions expressed above are subject to the following exclusions and qualifications:

A. Our opinions are as of the date hereof and we have no responsibility to update this opinion for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to our attention. This opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof, and we disavow any undertaking to advise you of any changes in law.

B. We express no opinion as to the validity, binding effect or enforceability of any right or obligation to the extent that such right or obligation may be limited by (i) applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium, fraudulent transfer or other laws relating to or affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether arising prior to, or after, the date hereof or considered in a proceeding in equity or at law), including those relating to the availability of the remedy of specific performance or injunctive relief or (iii) the effect of federal and state securities laws and principles of public policy on rights of indemnity and contribution.

C. We are qualified to practice law in the State of Washington and do not express any opinion as to any laws other than the laws in their current forms of the States of Washington and New York, the Delaware General Corporation Law and applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such Delaware laws and the federal securities laws of the United States, and we express no opinion with respect to the laws, regulations or ordinances of any county, municipality or governmental subdivision or agency thereof.

This opinion letter is rendered solely for your benefit in connection with the filing of the Prospectus and may not be relied upon, quoted or used by any other person or entity or for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed with the Commission on or about the date hereof, to the incorporation by reference of this opinion into the Registration Statement and the Prospectus and to the reference to us under the headings “Legal Matters” in the Base Prospectus and “Legal Matters” in the Preliminary Prospectus Supplement and the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or related rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/    Perkins Coie LLP